Exhibit 22.1

List of Guarantor Subsidiaries
The following subsidiaries of EnPro Industries, Inc. (the “Company”) were, as of December 31, 2019, guarantors of the Company’s 5.75% Senior Notes due 2026 (the “Senior Notes”):

Exact Name of Guarantor Subsidiary	Jurisdiction of Formation
Applied Surface Technology, Inc.	California
Belfab, Inc.	Delaware
Coltec International Services Co.	Delaware
Compressor Products International LLC	Delaware
EnPro Associates, LLC	North Carolina
EnPro Holdings, Inc.	North Carolina
EnPro Learning Systems, LLC*	North Carolina
Fairbanks Morse, LLC**	North Carolina
Garlock Hygienic Technologies, LLC	North Carolina
Garlock International Inc.	Delaware
Garlock Overseas Corporation	Delaware
Garlock Pipeline Technologies, Inc.	Colorado
Garlock Sealing Technologies LLC	North Carolina
Garrison Litigation Management Group, Ltd.	North Carolina
GGB LLC	Delaware
GGB, Inc.	Delaware
LeanTeq LLC	California
Lunar Investment, LLC	Delaware
Qualiseal Technology, LLC	North Carolina
Stemco Products, Inc.	Delaware
Technetics Group Daytona, Inc.	Delaware
Technetics Group LLC	North Carolina
Technetics Group Oxford, Inc.	Delaware

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*	Upon the consummation of the sale of EnPro Learning Systems, LLC on January 31, 2020, it ceased to be a guarantor of the Senior Notes.

**	Upon the consummation of the sale of Fairbanks Morse, LLC on January 21, 2020, it ceased to be a guarantor of the Senior Notes.